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                                                                    EXHIBIT 3.1


                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                           COMMUNITY FIRST BANKSHARES, INC.


The undersigned, Mark A. Anderson, Executive Vice President of Community First Bankshares, Inc., a Delaware corporation (the "Company"), subject to the provisions of the General Corporation Law of the State of Delaware, does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Company on February 3, 1998, and duly approved by the shareholders of the Company on April 28, 1998, in accordance with Section 242 of the General Corporation Law of the State of Delaware and that said resolutions are now in full force and effect:

     RESOLVED, that the first sentence of Article IV of the Company's Restated and Amended Certificate of Incorporation be, and it hereby is, replaced with the following:

     "The total number of shares of stock which the corporation shall have authority to issue is Eighty-Two Million (82,000,000) shares, divided into Eighty Million (80,000,000) shares of Common Stock, $.01 par value per share ("Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

     RESOLVED FURTHER, that the officers of the Company be, and they hereby are, authorized and directed to execute such documents and certificates and take such other action as may be necessary or appropriate to give effect to the foregoing resolution.

IN WITNESS WHEREOF, I have hereunto set my hand on this 4th day of May, 1998.

                                      /s/ Mark A. Anderson
                                   ------------------------------------------
                                   Mark A. Anderson, Executive Vice President


STATE OF NORTH DAKOTA    )
                         ) ss.
COUNTY OF CASS           )

The foregoing instrument was acknowledged before me this 4th day of May, 1998, by Mark A. Anderson, Executive Vice President of Community First Bankshares, Inc., a Delaware Corporation, on behalf of the Corporation.

                                    /s/ Judy M. Smith
                                   ------------------------------------
                                   Notary Public
                                   My Commission:   [Notary stamp]
                                                 ----------------------